Filed Pursuant to Rule 433

Registration No. 333-271899-01

**PRICING DETAILS** Bridgecrest Subprime Auto ABS BLAST 2023-1

Joint Bookrunners: Wells Fargo (Str), Citi, and Deutsche Bank

Co-Manager: Fifth Third

Capital Structure:

CL	Size(mm)	WAL^	S&P/DBRS/KBRA**	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD%	CPN%	$PX

A-1	$66.000	0.12	A-1+/R-1(H)/K1+	1-3	01/24	11/24	I-Curv	35	5.776	5.776	100.00000
A-2	$126.300	0.60	AAA/AAA/AAA	3-12	10/24	07/26	I-Curv	90	6.432	6.340	99.99594
A-3	$126.200	1.40	AAA/AAA/AAA	12-22	08/25	11/27	I-Curv	125	6.609	6.510	99.98725
B	$60.550	2.04	AA/AA/AA	22-28	02/26	08/29	I-Curv	170	6.906	6.800	99.98384
C	$81.550	2.59	A/A/A	28-35	09/26	08/29	I-Curv	210	7.211	7.100	99.98861
D	$94.500	3.35	BBB/BBB/BBB	35-45	07/27	08/29	I-Curv	295	7.978	7.840	99.97537
E	$43.400	3.72	BB/BB/BB	<Not Offered>

^	WAL to 1.75% ABS to 10% Clean-Up Call
**	Expected Ratings

-Deal Summary-

Offered Size	:	$555+MM (no grow)
Exp. Settle	:	10/25/2023
Pxg Speed	:	1.75% ABS to 10% Call
Offering Format	:	Public/SEC Registered
First Pay Date	:	11/15/2023
ERISA Eligible	:	Yes
Exp. Ratings	:	S&P/DBRS/KBRA
Min Denoms	:	$1k x $1k
BBG Ticker	:	BLAST 2023-1
B&D	:	Wells Fargo

-Available Information-

*	Preliminary Prospectus, FWP, and CDI : Attached
*	Intex Deal Name : wsblast202301 Password: YXUA
*	Roadshow Link : https://dealroadshow.com | Passcode: BLAST20231 (case sensitive)

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